Filed Pursuant to Rule 424(b)(2)

Registration No. 333-290744

PROSPECTUS

American Rebel Holdings, Inc.

15,119,681 Shares of Common Stock

This prospectus relates to the offering and resale by of up to 15,119,681 shares (the “Shares”) of common stock, $0.001 par value (“Common Stock”) of American Rebel Holdings, Inc. (the “Company”) by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under “Selling Stockholders”, consisting of (i) 2,679,000 Shares of Common Stock underlying Series D Convertible Preferred Stock previously issued, (ii) 1,000,000 Shares of Common Stock underlying Series D Convertible Preferred Stock issued for the acquisition of membership interests from a third-party limited liability company, (iii) 10,290,681 shares of Common Stock underlying Series D Convertible Preferred Stock issuable upon conversion of outstanding promissory notes; (iv) 1,125,000 Shares of Common Stock issuable upon exercise of a warrant (the “Warrants”) issued upon conversion and settlement of a previously outstanding note; and (v) 25,000 shares of common stock currently issued and outstanding.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 37 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders. We would, however, receive proceeds if the Warrants are exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $1,687,500.

Our Second Amended and Restated Articles of Incorporation authorizes our board of directors to issue up to 600,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, of which we have designated 150,000 shares as Series A – Convertible Preferred Stock (“Series A Preferred Stock”) (123,412 of which were issued to three members of management, Messrs. Charles A. Ross, Jr., Doug E. Grau and Corey Lambrecht), and have superior voting rights of 1,000 to 1 over shares of our common stock, resulting in over 99% of the available stockholder votes, and are convertible (subject to vesting requirements) at a ratio of 500 to 1 into shares of common stock). The power of the board of directors to issue shares of common stock, preferred stock, warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the Company’s outstanding common stock or its voting power. The Series A Preferred Stock was issued prior to these stockholder approval limitations.

Unless otherwise indicated, information in this prospectus, other than as set forth in our financial statements and the notes thereto which are incorporated by reference, reflect (a) the 1-for-9 reverse stock split that was effective on October 2, 2024; (b) the 1-for-25 reverse stock split that was effective on March 31, 2025; and (iii) the 1-for-20 reverse stock split that was effective on October 3, 2025.

The shares of Common Stock and certain warrants are listed on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively. On November 17, 2025, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $1.08 per share.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus, contained in the other documents that are incorporated by reference into this prospectus, or contained any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2025.

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This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future financial performance, our growth strategy, our objectives for future operations and industry trends, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “can,” “may,” “intend,” “might,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” the negative of these terms, and other comparable terminology that convey uncertainty of future events or outcomes. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and in the industry in which we operate. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including those factors discussed under “Risk Factors.” Forward-looking statements include, but are not limited to, statements regarding:

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	the risks and other factors described under the caption “Risk Factors” in the registration statement of which this prospectus forms a part and included in our most recent Annual Report on Form 10-K filed with the SEC;
●	our ability to efficiently manage and repay our debt obligations;

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●	our ability to maintain compliance with the continued listing standards of Nasdaq;
●	the effect of new tariffs on our business and financial condition;
●	risk that we will not be able to remediate identified material weaknesses in our internal control over financial reporting and disclosure controls and procedures;
●	our failure to timely file certain periodic reports with the SEC and our prior restatements have had, and may in the future have further, material adverse consequences to our business, our financial condition, results of operations and our cash flows;
●	the outcome of current litigation;
●	future acquisitions and operations of new manufacturing facilities and/or sales organizations might prove unsuccessful and could fail;
●	our inability to raise additional financing for working capital, especially related to purchasing critical inventory;
●	our ability to generate sufficient revenue in our targeted markets to support operations;
●	significant dilution resulting from our financing activities:
●	actions and initiatives taken by both current and potential competitors;
●	shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations;
●	we do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs;
●	our success depends on our ability to introduce new products that track customer preferences;
●	if we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;
●	as a significant portion of our revenues are derived by demand for our safes and the personal security products for firearms storage, we depend on the availability and regulation of ammunition and firearm storage;
●	our future operating results;
●	our ability to diversify our operations;
●	our inability to effectively meet our short- and long-term obligations;
●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;
●	given our limited corporate history it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;
●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;
●	changes in generally accepted accounting principles in the United States (or “U.S. GAAP”) or in the legal, regulatory and legislative environments in the markets in which we operate;
●	deterioration in general or global economic, market and political conditions;
●	inability to efficiently manage our operations;
●	inability to achieve future operating results;
●	the unavailability of funds for capital expenditures;
●	our ability to recruit and hire key employees;
●	the inability of management to effectively implement our strategies and business plans;
●	our business prospects;
●	any contractual arrangements and relationships with third parties;
●	the dependence of our future success on the general economy;
●	any possible financings; and
●	the adequacy of our cash resources and working capital.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the documents incorporated by reference in this prospectus. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and any prospectus supplement, and are subject to risks and uncertainties.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and under similar headings in our most recent Annual Report on Form 10-K or Current Reports on Form 8-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated by reference in this prospectus relate only to events as of the date of hereof or thereof. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before investing in our Common Stock, especially the risks and other information we discuss under the heading “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein. If any of the risks described herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of the Common Stock could decline, and you could lose part or all of your investment. Our expectations for our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company,” “our Company,” “American Rebel Holdings,” and “American Rebel,” refer to American Rebel Holdings, Inc. and its operating subsidiaries, American Rebel Beverages, LLC, American Rebel, Inc., Champion Safe Co., Inc., Superior Safe, LLC, Safe Guard Security Products, LLC and Champion Safe De Mexico, S.A. de C.V.

Overview

Corporate Summary

The Company is setting out to establish itself as “America’s Patriotic Brand.” American Rebel is a lifestyle brand that we believe presents our customers the opportunity to express their values with the products they buy. We currently operate primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. American Rebel acquired Champion Safe Company, Inc., a Utah corporation (“Champion Safe”), and its associated entities on July 29, 2022. This acquisition dramatically grew the Company’s revenues and built a solid base to position the Company for future growth. Additionally, the Company designs and produces branded apparel and accessories.

On August 9, 2023, the Company entered into a Master Brewing Agreement (the “Brewing Agreement”) with Associated Brewing Company, a Minnesota limited liability company (“Associated Brewing”). Under the terms of the Brewing Agreement, Associated Brewing has been appointed as the exclusive producer and seller of American Rebel branded spirits, with the initial product being American Rebel Light Beer (“American Rebel Light”). The beer industry in the United States is a more than $110 billion dollar market. American Rebel Light is America’s Patriotic, God-Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer. Since its launch in September 2024, American Rebel Light has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and Mississippi. American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

We believe American Rebel is boldly positioning itself as “America’s Patriotic Brand” in a time when national spirit and American values are being rekindled and redefined. The typical American Rebel customer loves their family, their country and their community. We believe the time is right for American Rebel Light, we believe we have the right expertise, and we believe we have the right brand. We believe recent trends have revealed that beer consumers want to express their values through their choice of beer. We believe that American Rebel Light will have a receptive target audience for our product. American Rebel Light was the first product introduced on a regional basis. Consumers are have been registering their email addresses at www.AmericanRebelBeer.com to be notified when American Rebel Light is available in their local market. In February of 2025, we began offering American Rebel Light online in 40 US States through our website.

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Our safes have an established legacy of quality and craftsmanship since Champion Safe was founded in 1999. We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories and other valuables, and we aim to make our products accessible at various price points for home and office use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our manufacturing facilities and various suppliers to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households in the United States. We believe our current safes provide safety, security, style and peace of mind at competitive prices.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, Jr., who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

American Rebel is an advocate for the 2nd Amendment and conveys a sense of responsibility to teach and preach good common practices of gun ownership. American Rebel products keep our customers concealed and safe both inside and outside the home. American Rebel Safes protect our customers’ firearms and valuables from children, theft, fire and natural disasters inside the home; and American Rebel Concealed Carry Products provide quick and easy access to our customers’ firearms utilizing American Rebel’s Proprietary Protection Pocket in its backpacks and apparel outside the home. Our concealed carry product releases embrace the “concealed carry lifestyle” with a focus on personal security and defense.

The Company’s “concealed carry lifestyle” motto refers to a set of products and a set of ideas around the emotional decision to carry a gun everywhere a customer goes. The American Rebel brand strategy is similar to the successful Harley-Davidson Motorcycle philosophy, referenced in this quote from Richard F. Teerlink, Harley’s chairman and former chief executive, “It’s not hardware; it is a lifestyle, an emotional attachment. That’s what we have to keep marketing to.” As an American icon, we believe Harley-Davidson Motorcycle has come to symbolize freedom, rugged individualism, excitement and a sense of “bad boy rebellion.” We believe American Rebel has significant potential for branded products as a lifestyle brand. We believe our Concealed Carry Product line and Safe line serve a large and growing market segment; but it is important to note we have product opportunities beyond Concealed Carry Products and Safes. One of these opportunities is American Rebel Beer, offering beer consumers a chance to celebrate life and celebrate freedom.

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Recent Events

American Rebel Beer

On August 9, 2023, the Company entered into a Master Brewing Agreement with Associated Brewing. Under the terms of the Brewing Agreement, Associated Brewing has been appointed as the exclusive producer and seller of American Rebel branded spirits, with the initial product being American Rebel Light Beer. American Rebel Light Beer was launched regionally in September 2024 and is available in 40 US States through our website, www.americanrebelbeer.com.

Acquisition of Champion Entities

On June 29, 2022, the Company entered into a stock and membership interest purchase agreement with Champion Safe, Superior Safe, LLC (“Superior Safe”), Safe Guard Security Products, LLC (“Safe Guard”), Champion Safe De Mexico, S.A. de C.V. (“Champion Safe Mexico” and, together with Champion Safe, Superior Safe, Safe Guard, and Champion Safe Mexico, collectively, the “Champion Entities”) and Mr. Ray Crosby (“Seller”) (the “Champion Purchase Agreement”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock and membership interests of the Champion Entities from the Seller. This transaction was completed on July 29, 2022. We have included the Champion Entities assets and liabilities as of that date and the subsequent financial activity through the date of this offering circular in our consolidated financial statements which consist of the consolidated balance sheets, consolidated statement of operations, consolidated statement of stockholders’ equity (deficit) and consolidated statement of cash flows (the “Consolidated Financial Statements”). The Champion Entities have been integrated with our existing operations and are under the control of our management team.

The closing contemplated by the Champion Purchase Agreement occurred on July 29, 2022. Under the terms of the Champion Purchase Agreement, the Company paid the Seller (i) cash consideration in the amount of $9,150,000, along with (ii) cash deposits previously paid of $350,000, and (iii) reimbursement to the Seller for $397,420 of agreed upon acquisitions and equipment purchases completed by the Seller and the Champion Entities since June 30, 2021.

Our Competition

Safes – The North American safe industry is concentrated among a limited number of manufacturers. We compete on several key factors, including product quality, safety, reliability, performance, features, brand awareness, and pricing. Our primary competitors include Liberty Safe, Fort Knox Security Products, American Security, Sturdy Safe Company, Homeland Security Safes, and SentrySafe, in addition to other domestic and international manufacturers.

We also face competition from safes produced in China, including brands such as Steelwater and Alpha-Guardian. These imported safes were subject to tariffs implemented under the previous administration of then-President Donald J. Trump and remained in place during the early part of the Biden administration. With President Trump now re-elected for a second term as the 47th President of the United States, there is renewed discussion surrounding enhanced tariff enforcement and additional trade protections, particularly against goods manufactured in China and other non-USMCA nations.

We believe that ongoing uncertainty surrounding global trade policy and the potential expansion of tariffs gives us a competitive advantage. Unlike many of our competitors, we do not rely on the importation of safes from China. Our higher-end safes and vault doors are made in the United States, at our Provo, Utah manufacturing facility, using USA-made steel, which we believe strongly appeals to our customer base.

Our middle and value-line safes are manufactured in Nogales, Mexico, under the Maquiladora Program. While the status of the U.S.–Mexico–Canada Agreement (USMCA) and associated tariff exemptions remains under review by the current administration, we continue to operate in compliance with established Maquiladora protocols and believe our nearshore production strategy mitigates exposure to potential trade disruption.

We view the use of American steel in all of our safe lines—regardless of whether final assembly occurs in the U.S. or Mexico—as a key differentiator. American steel is widely recognized for its superior strength and durability, and rising material and labor costs in Asia further erode the appeal of lower-cost Chinese imports. We believe this commitment to sourcing and manufacturing with domestic materials positions American Rebel as a strong and patriotic alternative to imported safes.

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Beer - Strategic Growth Opportunity in a Crowded Beer Landscape

The U.S. beer industry remains intensely competitive, dominated by large domestic and global brewers such as AB InBev and Molson Coors, along with an ever-expanding roster of craft brewers. These players are continuously innovating across traditional and specialty categories—from hard seltzers and flavored malt beverages to spirit-based RTDs and global import brands like Corona®, Heineken®, Modelo Especial®, and Stella Artois®.

Despite their scale and resources, American Rebel Light Beer is carving out a distinct and powerful space in the market by doing what others can’t: pairing bold patriotic branding with an authentic “better-for-you” beer experience. Brewed with all-natural ingredients—free of added corn, rice, and synthetic sweeteners—American Rebel Light Beer aligns with a growing consumer demand trend. Several leading U.S. consumer product companies have recently announced new SKUs aimed at clean-label lifestyles, and our existing formula already meets this demand head-on.

We believe American Rebel’s value proposition extends well beyond shelf space:

●	✅ Patriotic Branding with National Resonance: Connecting emotionally with a large base of proud, God-fearing, Constitution-loving beer drinkers who want their values reflected in what they consume.

●	✅ Clean Ingredient Label: Our light lager offers a crisp and natural profile at roughly 100 calories and 3.2 carbs per 12 oz pour—appealing to active lifestyle consumers looking for a cleaner alternative.

●	✅ Accelerating Distribution Network: Our growth with respected independent retailers and premium chain partners gives us increasing visibility and momentum across diverse markets.

●	✅ Cultural Relevance in High-Impact Channels: From motorsports and music festivals to televised ad campaigns and grassroots events, we meet our target demographic where they gather—and invite them to “Rebel Up.”

American Rebel won’t be all things to all people, and that’s by design. But in an industry saturated with sameness, we’re offering something bold, clear, and timely—and we believe that’s the kind of differentiated message that will win in today’s market.

Our Competitive Strengths

We believe we are progressing toward long-term, sustainable growth, and our business has — and our future success will be driven by — the following competitive strengths:

● Distinctive Patriotic Brand Identity

American Rebel has cultivated a bold, recognizable brand rooted in patriotism, personal security, and quintessential American values. Whether through advanced, American-made safes or apparel and accessories, we deliver products that reflect the beliefs of our customers — protecting loved ones, standing firm for the Constitution, and celebrating freedom. Our safes are equipped with improved designs, modern features, and accessory integration that offer peace of mind and performance.

● Beer That Reflects Values — and Consumer Demand

In the beverage space, our American Rebel Light Beer was created to serve a massive yet underserved market segment: consumers seeking a clean, high-quality beer that also reflects their values. Our can boldly proclaims what others don’t: God-Fearing, Constitution-Loving, National Anthem Singing, and ‘Stand Your Ground’ Strong. At the same time, our formula gives us a competitive edge. Brewed with all-natural ingredients — and none of the additives commonly found in mass-market beers like corn, rice, or sweeteners — it aligns perfectly with the trend sweeping consumer packaged goods, where legacy brands are now introducing SKUs that eliminate these ingredients. We’re already there.

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● Fast-Growing Distribution and Market Relevance

We’re accelerating reach through a growing network of independent retailers and strategic chain rollouts, driven by patriotic brand appeal and grassroots consumer enthusiasm. Our momentum is strengthened by national media campaigns, motorsport and music activations, and retailer enthusiasm for a differentiated offering. While we won’t be all things to all people, we believe our product speaks powerfully to millions — and that makes us highly competitive in an otherwise saturated industry.

● Expanding Loyalty and Strategic Partner Network

By staying true to our values and our community, we’re deepening engagement with customers and aligning with distributors, retailers, and business partners who share our mission. We are building not just a consumer base, but a movement — and our brand sits at the center of that momentum.

● Beverage Operations & Scalable Execution

We believe our agreement with Associated Brewing gives American Rebel Beer a vital operational advantage, allowing us to enter the beer market with speed, efficiency, and scale. Associated Brewing is a premier beverage partner providing turn-key production, logistics, and operational expertise tailored to emerging and disruptive beverage brands. Their infrastructure and experience immediately positioned American Rebel Beer for scalable growth, reducing barriers to market entry and allowing our team to focus on brand-building, distribution, and strategic expansion. This foundational partnership enables us to maintain product quality, ensure operational consistency, and pursue rapid market capture without traditional startup constraints.

● Safe Product Design & Engineering Excellence

American Rebel safes integrate time-tested, high-performance design features, such as Four-Way Active Boltworks that pin the door shut on all four sides—surpassing the more common three-way systems found in competitor units. We also deliver category-leading value by offering premium features like 12-gauge and heavier U.S.-made steel, often absent at similar price points. Our exterior aesthetic—sleek, bold, and rugged—has earned our safes the nickname “safe with an attitude” from dealers nationwide. Champion and Superior safes reflect decades of American craftsmanship. As we often say: Champion Safe — Built Up to a Standard, Not Down to a Price.

● Safe Performance Designed for Real-World Threats

From core construction to industry-grade reinforcements, our safes are engineered to withstand intrusion attempts and extreme conditions. Key security specifications include:

●	Double Plate Steel Door – 4½” Thick

●	Reinforced Door Edge – 7/16” Thick

●	Double-Steel Door Casement

●	Steel Walls – 11-Gauge

●	Door Bolts – 1¼” Diameter

●	Four-Way Active Boltworks (AR-50 to AR-12 models)

●	Diamond-Embedded Armor Plate

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These features aren’t just specs—they’re the result of rigorous industry-standard testing and real-world functionality:

●	Double Plate Steel Door: Two layers of U.S.-made steel enclose fire insulation. Outer steel provides structural strength; inner steel supports locking mechanisms. Laminated door edges amplify door rigidity, offering up to 16x more strength than bent-metal door facades.

●	Double-Steel Door Casement: Welded around the door frame, this feature quadruples door opening strength and resists pry attacks—vital for repelling break-in attempts.

●	Diamond-Embedded Armor Plate: Industrial diamond bonded to tungsten steel alloy dulls drilling attempts. In short, if a drill touches it, the drill loses.

● Our Brands Have Established Trust with Dealers & Consumers

Our reputation for high-quality, dependable safe solutions is reinforced by consistent delivery performance, regulatory compliance, and proactive merchandising support. Retailers trust our product to move. Consumers trust our product to protect.

● Customer Satisfaction Built on Lifestyle Alignment

We’ve created more than just a product line—we’ve cultivated an emotional connection to the brand. American Rebel symbolizes freedom, individualism, and bold self-expression. That connection drives loyalty. It’s not just about selling safes. It’s about equipping people with tools that reflect their beliefs and values

● Proven Management Team & Seasoned Public Company Leadership

American Rebel is led by a deeply experienced executive team with proven track records in public company governance, brand development, and operational scale. Our founder and Chief Executive Officer, Charles A. “Andy” Ross, Jr., continues to be a driving force behind our brand’s expansion and product focus—fusing patriotism, personal freedom, and bold identity into every corner of the Company. His vision for American Rebel has shaped a product suite that resonates with customers nationwide.

Our President and Chief Operating Officer, Corey Lambrecht, brings extensive public company leadership, financial strategy, and operational acumen to the team. His success spans uplisting companies to major exchanges, negotiating complex financial and legal agreements, and scaling businesses into national brands with nine-figure revenue. Corey’s oversight ensures that American Rebel maintains fiscal discipline, retail alignment, and strategic velocity across all divisions—from safes to beverages.

To fortify our financial oversight and compliance, Darin Fielding adds deep public accounting expertise and audit experience. His background in regulatory standards and financial controls strengthens our commitment to transparency and governance, aligning with institutional investor expectations.

Supporting our safes division, Thomas Mihalek, CEO of Champion Safe Co., brings decades of operational and marketing success in the outdoor sporting goods industry. His leadership reinforces our manufacturing excellence, dealer relationships, and market positioning in personal security and sporting sectors.

On the beverage side, we’ve welcomed James “Todd” Porter, a seasoned alcohol beverage executive with extensive experience across the Midwestern and Southern U.S.—our priority regions for rollout. Todd’s hands-on knowledge of market dynamics, distributor partnerships, and retail activation in core territories strengthens our go-to-market strategy and consumer engagement around American Rebel Light Beer.

This team blends visionary thinking with operational depth, positioning American Rebel for long-term scalability, category leadership, and durable brand relevance. In partnership with Associated Brewing, our launch into beverages is supported by turnkey production and national supply capabilities, allowing us to accelerate reach without compromising quality or brand integrity.

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Growth Strategy

American Rebel Holdings, Inc. is focused on becoming a leading American brand at the intersection of personal security, patriotic lifestyle, and consumer products. Our growth strategy leverages the renewed wave of American Patriotism, increased consumer preference for USA-made goods, and the demand for brands that authentically reflect traditional values.

While our legacy business in premium safes and personal security products remains a foundational component of our company, we have strategically repositioned this business to improve scalability, market share, and operational efficiency. Concurrently, we are advancing aggressively into the domestic beverage industry through the introduction of American Rebel Light Beer—a high-potential, lifestyle-driven brand poised to disrupt the U.S. light beer market.

We have structured our growth strategy around three core pillars:

1. Organic Growth in Core Markets – Scaling Our Safe Business

Safes and secure storage solutions remain our anchor business, contributing the majority of our current revenue. We have recently completed a comprehensive strategic repositioning of our safe business—streamlining operations, refining our product lines, and introducing an optimized value-tier offering alongside our premium Champion Safe series. These improvements, combined with enhanced manufacturing capabilities, are designed to enable us to meet increased demand efficiently and at scale.

We believe our safe business is well-positioned to grow revenues by 3x to 5x over the next few years. This outlook is supported by several tailwinds:

●	Increased consumer interest in personal safety and responsible firearm storage, particularly among first-time gun buyers.

●	Legislative trends at the state level that are reinforcing firearm storage requirements.

●	A large, underpenetrated U.S. market—estimated to include over 70 million gun owners and 400 million firearms—with continued interest in secure storage solutions.

●	Our ability to deliver high-quality safes with distinctive styling, privacy protections, and modern features that appeal to a wide consumer base.

We are committed to growing our footprint through both brick-and-mortar retail expansion and e-commerce, supported by our trusted distributor and dealer networks. Additionally, demand for American Rebel branded lifestyle merchandise—including hats, T-shirts, hoodies, and other apparel—has significantly exceeded our initial projections. We intend to expand these offerings and explore strategic licensing opportunities to meet increasing consumer demand for products that reflect their lifestyle and values.

2. Strategic Acquisitions – Expanding Capabilities and Reach

We continue to actively evaluate acquisition opportunities that align with our long-term growth goals and offer synergies with our core competencies. This includes businesses that can:

●	Expand our product offerings or entry into complementary verticals.

●	Strengthen our retail and distribution network.

●	Enhance our manufacturing capabilities and production scalability.

Each acquisition target is measured against our core principles: value creation, operational integration, and enhancement of shareholder returns. These acquisitions may include both safe-related operations and new strategic categories.

3. Expanding into High-Growth Consumer Categories – American Rebel Light Beer

Our most transformative growth opportunity lies in our expansion into the U.S. light beer market through the launch of American Rebel Light Beer. This entry is more than just a product extension—it is a brand-defining initiative built to meet the growing demand for patriotic, “Better For You,” authentically American-made consumer products.

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The U.S. beer market in 2023–2024 was estimated at $118 to $122 billion annually (Source: Beer Institute, Brewers Association, Statista), with non-craft light, regular, and import beers accounting for more than $93 billion. Light beer alone represents between 43% to 50% of total U.S. beer consumption, equivalent to approximately 2.6 to 3.0 billion gallons annually.

Key light beer brands currently include:

●	Busch Light®

●	Michelob Ultra®

●	Miller Lite®

●	Coors Light®

●	Bud Light®

However, recent consumer sentiment has created a clear void in the domestic light beer market. Consumers are increasingly seeking alternatives—brands that reflect their values, support U.S. manufacturing, and are positioned as “healthier” or “Better For You” without compromising on taste or authenticity. American Rebel Light Beer directly addresses this underserved segment with:

●	A strong Patriotic identity

●	All-natural ingredients sourced from the USA

●	A lifestyle-focused brand message

●	A lighter, “Better For You” profile

This product is positioned similarly to other recent beverage market disruptors such as Black Rifle Coffee Company®, Poppi®, and Liquid Death®, which successfully scaled by targeting emotionally connected consumers underserved by legacy brands.

We believe American Rebel Light Beer is on a pathway to become a major national brand. Achieving even a modest 2% to 3% market share of the U.S. light beer segment would translate to an estimated $500 million to $700 million in annual revenue. This opportunity is supported by:

●	An established partnership with a leading U.S. co-packer capable of producing over 230 million cases per year.

●	Distribution already secured in over 10 U.S. states with top-tier retail and on-premise partners.

●	A scalable marketing and logistics infrastructure designed to support national expansion.

Out multi-faceted growth strategy positions American Rebel for long-term success by:

●	Leveraging our legacy in premium safes to expand in a large and growing market.

●	Executing disciplined acquisitions that build enterprise value.

●	Capitalizing on a generational opportunity to disrupt the U.S. light beer market with a values-driven, scalable brand.

We believe we are building more than a product portfolio—we are building a platform for American consumers who want quality, authenticity, and patriotism reflected in the brands they support. Our approach is rooted in strategic execution, operational excellence, and delivering long-term shareholder value.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	we recently consummated the purchase of our safe manufacturer and sales organizations, and future acquisitions and operations of new manufacturing facilities and/or sales organizations might prove unsuccessful and could fail;

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●	our success depends on our ability to introduce new products that track customer preferences;

●	We face substantial risks relating to our planned entry into the beer and alcoholic beverage market;

●	we may be unsuccessful introducing new products, thereby increasing our expenditures without corresponding increases in our revenues;

●	if we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;

●	as a significant portion of our revenues are derived by demand for our safes and the personal security products for firearms storage, we depend on the availability and regulation of ammunition and firearm storage;

●	as we continue to integrate the recent purchase of our safe manufacturer and sales organization, any compromised operational capacity may affect our ability to meet the demand for our safes, which in turn may affect our generation of revenue;

●	shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations;

●	we do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs;

●	our inability to effectively meet our short- and long-term obligations;

●	given our limited corporate history it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

●	our inability to raise additional financing for working capital;

●	our ability to generate sufficient revenue in our targeted markets to support operations;

●	significant dilution resulting from our financing activities;

●	the actions and initiatives taken by both current and potential competitors;

●	our ability to diversify our operations;

●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

●	the deterioration in general of global economic, market and political conditions;

●	the inability to efficiently manage our operations;

●	the inability to achieve future operating results;

●	the unavailability of funds for capital expenditures;

●	the inability of management to effectively implement our strategies and business plans; and

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In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this offering circular before investing in our Series C Preferred Stock.

Piggy-Back or other Registration Rights

We are registering an aggregate of 15,119,681 shares of Common Stock pursuant to piggy-back or other registration rights granted to certain Selling Stockholders as described below.

218 LLC

The registration right granted to 218 LLC is for 9,762,000 shares of common stock underlying the conversion of the Series D Convertible Preferred stock issued or potentially issuable to 218 LLC for the purchase of membership interests pursuant to the Membership Interest Purchase Agreement and Secured Convertible Term Note both dated September 15, 2025. The registration right is as follows:

Borrower shall file a registration statement on Form S-1 with the Securities and Purchase Commission within fifteen (15) business days of the Initial Closing on the initial 30% membership interest purchase. Such registration shall include the initial 1,400,000 shares of Common Stock underlying the Preferred Stock issued to Lender at the Initial Closing under the Purchase Agreement, 7,800,000 shares of Common Stock underlying the Preferred Stock reserved for conversion of principal on this Note, 468,000 shares of Common Stock underlying the Preferred Stock reserved for conversion of interest on this Note and 94,000 shares of Common Stock underlying the Preferred Stock issued for the commitment fee.

Streeterville Capital, LLC (“Streeterville”)

The registration right granted to Streetervile is for 1,125,000 shares of common stock underlying the conversion of a warrant into shares of Series D Convertible Preferred Stock and up to 2,022,681 shares of common stock underlying the conversion of shares of Series D Convertible Preferred Stock pursuant to an Exchange Note issued to Streeterville on September 10, 2025. The registration right is as follows:

Within thirty (30) days of the Closing Date, Borrower will file a resale registration statement on Form S-1 (the “Registration Statement”) to register at least 1,125,000 (not adjusted for any reverse split) Common Shares for Lender’s resale of the Common Shares issuable upon conversion of the Warrant Shares and the Preferred Conversion Shares. Borrower agrees to file any applicable sticker updates to the Registration Statement within two (2) Trading Days of the occurrence of the event necessitating the filing of such sticker update. If at any time the number of Common Shares included in the Registration Statement (or any subsequent registration statement) is insufficient to exercise the Warrant in full and convert the Warrant Shares into Common Shares (each such date, a “Registration Trigger Date”), then within twenty (20) days of such Registration Trigger Date, Borrower will file another resale Registration Statement to register the number of Common Shares necessary to convert the Warrant Shares in full less the number of Common Shares remaining on the existing Registration Statement. Upon effectiveness of the Registration Statement, any subsequent lapse in the effectiveness of the Registration Statement while any Warrant Shares or Common Shares received pursuant to a conversion of Warrant Shares are owned by Investor will be a breach of this Agreement. In the event the Registration Statement has not been declared effective by the United States Securities and Exchange Commission within 120 days of the Exchange Date, Company will pay to Investor in cash an amount equal to one percent (1%) of the outstanding balance of the Exchange Note on such 120th day and each thirty (30) days thereafter that the Registration Statement is not declared effective until the date that is six (6) months from the Exchange Date. In the event any subsequent Registration Statement has not been declared effective by the United States Securities and Exchange Commission within 120 days of the Registration Trigger Date, then Company will make a cash payment to Investor equal to one percent (1%) of the outstanding balance of the Exchange Note on such 120th day and each thirty (30) days thereafter that the Registration Statement is not declared effective until the date that is six (6) months from the Registration Trigger Date.

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Carter Terry & Company Inc. (“Carter Terry”)

The registration right granted to Carter Terry is for 60,000 shares of common stock underlying the conversion of shares of Series D Convertible Preferred Stock issued to Carter Terry as a commission on the Streeterville transaction. The registration right is as follows:

The Company shall register the shares of common stock underlying conversion of the Series D Preferred Shares within thirty (30) calendar days of the Effective Date, consistent with the registration rights granted in the Streeterville transaction.

DeMint Law, PLLC (“DeMint”)

The registration right granted to DeMint is for 100,000 shares of common stock underlying the 20,000 shares of Series D Convertible Preferred Stock issued to DeMint pursuant to a Debt Conversion Agreement dated September 30, 2025. The registration right is as follows:

The Creditor is hereby granted piggy-back registration rights on the common stock underlying the Preferred Stock issued pursuant to this Agreement for any registration statement the Company files under the Securities Act of 1933, as amended, except for Forms S-8, S-3 or as otherwise prohibited by an underwriter or placement agent for the Company’s securities.

RAEK Data, LLC (“RAEK”)

The registration right granted to RAEK is for 1,000,000 shares of common stock underlying the 200,000 shares of Series D Convertible Preferred Stock issued to RAEK pursuant to the Minority Membership Interest Purchase Agreement dated September 30, 2025. The registration right is as follows:

Buyer shall file a registration statement on Form S-1 with the Securities and Exchange Commission within thirty (30) business days of the execution of this Agreement, registering the resale of the Common Stock underlying the Preferred Stock issued at the Initial Closing. In the event Buyer proposes to file any registration statement under the Securities Act of 1933, as amended, prior to the expiration of such thirty (30) business day period, Buyer shall include the Common Stock underlying the Preferred Stock in such registration statement. Buyer shall use its best efforts to cause any such registration statement to be declared effective as promptly as reasonably practicable and to maintain the effectiveness of such registration for as long as required by applicable law.

Private Placements

The piggy-back registration right granted to nine accredited investors who purchased shares of the Company’s Series D Convertible Preferred Stock is for 1,025,000 shares of common stock issuable upon conversion of 205,000 shares of Series D Convertible Preferred Stock. Each share of Series D Preferred Stock is convertible into five shares of common stock. The piggy-back registration right is as follows:

The Company has agreed to include the registration of the shares of Common Stock underlying the conversion of the Shares into Series D Preferred Stock in the upcoming registration statement via piggyback registration rights. Additionally if the Common Stock underlying the conversion of the Shares into series D Preferred to are not included in the upcoming registration statement the company agrees to file a registration statement (on Form S-1) to register the shares of Common Stock underlying the conversion of the Shares of Series D Preferred Stock within 10 business days.

FMW Media Works LLC (“FMW”)

The registration right granted to FMW is for 25,000 shares of common stock issued to FMW pursuant to a Consulting Services Agreement dated August 29, 2025. The registration right is as follows:

If, at any time during the Term, the Company proposes to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an offering of its equity securities (other than a registration statement on Form S-4, Form S-8, or any successor forms), whether for its own account or for the account of another shareholder, the Company shall automatically include in such registration statement the shares of Common Stock issued to Consultant, subject to customary cutbacks by underwriters and applicable securities laws. The Company shall bear all registration expenses (excluding any underwriting discounts or commissions) in connection with such registration.

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Series A Preferred Stock – Super Majority Voting

Our Second Amended and Restated Articles of Incorporation authorizes our board of directors to issue up to 600,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, of which we have designated 150,000 shares as Series A Preferred Stock (123,412 of which were issued to three members of management, Messrs. Charles A. Ross, Jr., Doug E. Grau and Corey Lambrecht), and have superior voting rights of 1,000 to 1 over shares of our common stock, resulting in over 99% of the available stockholder votes, and are convertible (subject to vesting requirements) at a ratio of 500 to 1 into shares of common stock). The power of the board of directors to issue shares of common stock, preferred stock, warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the Company’s outstanding common stock or its voting power. The Series A Preferred Stock was issued prior to these stockholder approval limitations.

Legal Proceedings

Various claims and lawsuits, incidental to the ordinary course of our business, may be brought against the Company from time-to-time. Litigation is subject to inherent uncertainties, and an adverse result in the matters below or other matters may arise from time to time that may harm our business.

Liberty Safe

On July 23, 2024, the Company received notice of a complaint filed in the U.S. District Court for the District of Utah by Liberty Safe and Security Products, Inc. (“Liberty”), in connection with the marketing and sale of the Company’s and its subsidiaries, Champion Safe Company, Inc., line of safe products. As of the date of this Report, the complaint has not been served on the Company or Champion Safe. In the complaint, Liberty alleges trademark infringement as a result of the purported use of the term “Freedom” in the sale of safes, federal false designation of origin and unfair competition, violation of Utah deceptive trade practices, Utah unfair competition, and damages to Liberty. Management believes that this lawsuit is without merit; however has initiated settlement discussions with Liberty and anticipates an amicable settlement to be forthcoming. The Company and its counsel has been working on a settlement to this matter; however, on September 30, 2025 the Company received a copy of an order granting motion for entry of default. The Company continues to work with Liberty in settling this matter and at this time, management does not believe a settlement with Liberty will have a material effect on its business or financial condition.

Bank of America

As previously disclosed in the Form 8-K filed on June 10, 2025, on May 30, 2025, Champion Safe Company, Inc. (the “Borrower”), a wholly-owned subsidiary of American Rebel Holdings, Inc. (the “Company”), entered into a Forbearance Agreement (the “Forbearance Agreement”) by and among the Borrower, the guarantors identified therein (collectively, the “Guarantors”), and Bank of America, N.A. (the “Bank”) under the line of credit, dated as of February 10, 2023, by and among the Borrower, the Guarantors, and the Bank (the “Credit Agreement”).

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Subject to the terms of the Forbearance Agreement, the Bank had agreed to forbear, until July 31, 2025, from exercising certain of their available remedies under the Credit Agreement with respect to or arising out of the Borrower’s failure to make payment on the outstanding principal amount of the Term Loan on the Expiration Date, as amended (as defined in the Credit Agreement) (the “Identified Default”).

As a result of the uncured Identified Default, the Bank filed a complaint against Borrower and Guarantors on March 21, 2025 in the Fourth Judicial District Court, in and for Utah County, Utah (Case No. 250401345) seeking no less than $1,906,742.88, plus outstanding and accruing attorneys’ fees, all pre and post- judgment interest, equitable relief in favor of Bank, and any other relief that the Court deemed just and proper (collectively, the “Litigation”).

Subject to the terms of the Forbearance Agreement, the Bank had agreed to abstain from pursuing its claims against Borrower and Guarantors in the Litigation through the Forbearance Period (defined below), provided that neither Borrower nor Guarantors breach any terms of the Forbearance Agreement. Further, the Borrower and Guarantors executed a Confession of Judgment and Verified Statement in connection with the Forbearance Agreement.

Bank agreed to forbear from exercising its rights and remedies under the Credit Agreement through the close of business on July 31, 2025 (the “Forbearance Period”) on the following terms and conditions:

● On the sooner to occur of (i) July 31, 2025 or (ii) the termination of the Forbearance Period in accordance with the Termination of Forbearance Period Section of the Forbearance Agreement, all remaining unpaid principal, accrued interest, fees, attorneys’ fees, and expenses and other amounts owing under the Credit Agreement shall be due and payable in full; and

● Champion made a principal payment in the amount of $100,000.00 on the execution of the Forbearance Agreement and an additional $100,000 on June 30, 2025, which extended the original Forbearance Period from June 30, 2025 to July 31, 2025.

Champion did not make the final payment of all amounts owed under the Credit Agreement on July 31, 2025. As of July 25, 2025, the Bank issued a payoff statement showing:

1.	Principal Balance	$1,642,129.00

2.	Interest	$58,403.91

3.	Default Interest	$94,352.56

4.	Legal Fees	$28,046.95 (which increased to $36,129.04 by July 31, 2025)

Total due to the Bank as of July 31, 2025 was $1,831,014.51 and accrues interest at the rate of $570.23 per day afterwards. This does not include any additional fees, expenses, penalties or costs.

On September 15, 2025, Bank of America was repaid the $1,860,955.45 owed under the line of credit. Bank of America is in process of filing a dismissal of the lawsuit and a UCC-3 termination and release of all collateral under the line of credit. This matter is now fully resolved, with no outstanding obligations remaining.

Corporate History

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority shareholder, American Rebel, Inc. on June 19, 2017. On July 29, 2022, the Company closed on the acquisition of Champion.

Corporate Information

Our principal executive offices are located at 5115 Maryland Way, Suite 303, Brentwood, Tennessee. Our telephone number is (833) 267-3235. Our website addresses are www.americanrebel.com, www.championsafe.com, www.superiorsafe.com and www.americanrebelbeer.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this offering circular. Investors should not rely on any such information in deciding whether to purchase our Series C Preferred Stock.

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THE OFFERING

This prospectus relates to the offering and resale by of up to 15,119,681 shares (the “Shares”) of common stock, $0.001 par value (“Common Stock”) of American Rebel Holdings, Inc. (the “Company”) by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under “Selling Stockholders”, consisting of (i) 2,679,000 Shares of Common Stock underlying Series D Convertible Preferred Stock previously issued, (ii) 1,000,000 Shares of Common Stock underlying Series D Convertible Preferred Stock issued for the acquisition of membership interests from a third-party limited liability company, (iii) 10,290,681 shares of Common Stock underlying Series D Convertible Preferred Stock issuable upon conversion of outstanding one-year promissory note; (iv) 1,125,000 Shares of Common Stock issuable upon exercise of a warrant (the “Warrants”) issued upon conversion and settlement of a previously outstanding note; and (v) 25,000 shares of common stock currently issued and outstanding.

Common Stock offered by the Selling Stockholders:	Up to 15,119,681 shares of Common Stock.

Common Stock outstanding prior to this offering (1)	6,217,269 shares of Common Stock.

Common stock to be outstanding after the offering (1)	21,336,950 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of the Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders. We would, however, receive proceeds if the Prefunded Warrants are exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $1,687,500.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 18 before deciding to invest in our securities.

Trading symbol	The shares of Common Stock and certain warrants are listed on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively.

(1)	The number of shares of Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 6,217,269 shares outstanding as of November 17, 2025 and excludes:

●	383 shares of Common Stock reserved for future issuance under our 2021 Long-Term Stock Incentive Plan (the “2021 Plan”) as of November 17, 2025, as well as automatic increases in the number of shares of Common Stock reserved for future issuance pursuant to this plan;

●	20,000 shares of Common Stock reserved for issuance under our 2025 Stock Incentive Plan (the “SIP”), as well as any automatic increases in the number of shares of Common Stock reserved for future issuance pursuant to this plan;

●	161,941 shares of Common Stock issuable upon exercise of warrants outstanding as of November 17, 2025, at a weighted average exercise price of $107.60 per share; and

●	3,992,355 shares of our common stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of November 17, 2025.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024 which section is incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other risks not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our shares of common stock could decline.

Risks Related to Our Business and Industry

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when or if we will achieve profitability. We have experienced net losses since our inception in December 2014. We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of December 31, 2024 and September 30, 2025, we had an accumulated deficit of $64,491,550 and $93,513,226, respectively.

We have identified several material weaknesses in our internal control over financial reporting. If we are unable to remediate these weaknesses, or otherwise fail to maintain proper and effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business, our stock price and access to the capital markets.

We have identified material weaknesses in our internal control over financial reporting and those weaknesses have led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2024 or 2023. Our inability to remediate the material weaknesses, our discovery of additional weaknesses, and our inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting, could adversely affect our results of operations, our stock price and investor confidence in our company.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on the effectiveness of their internal control over financial reporting. As disclosed in more detail under Item 9A, “Controls and Procedures” above, we identified material weaknesses as of December 31, 2023 in our internal control over financial reporting, which continues to exist as of December 31, 2024. Due to the material weaknesses in our internal control over financial reporting, we have also concluded our disclosure controls and procedures were not effective as of December 31, 2024.

Failure to have effective internal control over financial reporting and disclosure controls and procedures can impair our ability to produce accurate financial statements on a timely basis and has led and could again lead to a restatement of our financial statements. For example, the identified material weaknesses resulted in material adjustments to the consolidated financial statements for the years ended December 31, 2023 and 2022. If, as a result of the ineffectiveness of our internal control over financial reporting and disclosure controls and procedures, we cannot provide reliable financial statements, our business decision processes may be adversely affected, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and our ability to obtain additional financing, or additional financing on favorable terms, could be adversely affected.

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Our management has taken action to begin remediating the material weaknesses; however, certain remedial actions have not started or have only recently been undertaken, and while we expect to continue to implement our remediation plans throughout the fiscal year ending December 31, 2025, we cannot be certain as to when remediation will be fully completed. In addition, we could in the future identify additional internal control deficiencies that could rise to the level of a material weakness or uncover other errors in financial reporting. During the course of our evaluation, we may identify areas requiring improvement and may be required to design additional enhanced processes and controls to address issues identified through this review. In addition, there can be no assurance that such remediation efforts will be successful, that our internal control over financial reporting will be effective as a result of these efforts or that any such future deficiencies identified may not be material weaknesses that would be required to be reported in future periods.

If we fail to remediate these material weaknesses and maintain effective disclosure controls and procedures or internal control over financial reporting, we may not be able to rely on the integrity of our financial results, which could result in inaccurate or additional late reporting of our financial results, as well as delays or the inability to meet our future reporting obligations or to comply with SEC rules and regulations. This could result in claims or proceedings against us, including by stockholders or the SEC. The defense of any such claims could cause the diversion of the Company’s attention and resources and could cause us to incur significant legal and other expenses even if the matters are resolved in our favor.

We restated certain of our previously issued consolidated financial statements, which resulted in unanticipated costs and may affect investor confidence and raise reputational issues.

We reached a determination to restate our consolidated financial statements and related disclosures for the years ended December 31, 2023 and 2022 in our Form 10-K/A filed on January 29, 2025. The restatement also included other adjustments to historical periods. As a result, we have incurred unanticipated costs for accounting, professional and legal fees in connection with or related to the restatement, and have become subject to a number of additional risks and uncertainties, which may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business.

Our financial results may be affected by tariffs or border adjustment taxes or other import restrictions.

Our current backpack and apparel suppliers have facilities both in China and Mexico and the imposition of tariffs or border adjustment taxes may affect our financial results. The current political climate is hostile to companies manufacturing goods outside of the US. At the current manufacturing levels, it is impractical to seek manufacturing facilities in the United States as US manufacturers are unable to meet or even approach the cost of manufacturing small quantities of custom-made goods. We are in the process of locating an alternative supplier which will have the capacity to produce commercial volumes of our backpacks and apparel to meet our expected demands. However, we have not yet located a suitable supplier and, even if we are able to do so, there is no guarantee that our manufacturing process will scale to produce our products in quantities sufficient to meet demand.

Risks Related to Our Common Stock

Stockholders’ voting power and ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Second Amended and Restated Articles of Incorporation authorizes our board of directors to issue up to 600,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, of which we have designated 150,000 shares as Series A - Convertible Preferred Stock (“Series A Preferred Stock”) (123,412 of which were issued to three members of management, Messrs. Charles A. Ross, Jr., Doug E. Grau and Corey Lambrecht), and have superior voting rights of 1,000 to 1 over shares of our common stock, resulting in over 93% of the available stockholder votes, and are convertible (subject to vesting requirements) at a ratio of 500 to 1 into shares of common stock). The power of the board of directors to issue shares of common stock, preferred stock, warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the company’s outstanding common stock or its voting power. The Series A Preferred Stock was issued prior to these stockholder approval limitations. Although we may be considered a “controlled company” under Nasdaq rules, we do not intend to rely on the exemptions to corporate governance requirements as a controlled company.

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While we have completed several capital raises utilizing multiple financial institutions, we may attempt to raise additional capital by returning to the market to sell shares of common or preferred stock, possibly at a deep discount to the market price of our common stock. These actions may result in dilution of the ownership interests and voting power of existing stockholders, further dilute common stock book value, and may delay, defer or prevent a change of control. While we are currently in a capital raise utilizing our Series C and D Preferred Stock, we do not believe that the terms of the offering are at a deep discount.

Additionally, other series of preferred stock, besides our Series C and D Preferred Stock, currently being offered, may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, superior voting or conversion rights and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Certain of our executive officers and directors although they own an insignificant percentage of our common stock, hold super voting preferred stock that allows them to exert significant control over matters subject to stockholder approval.

Our executive officers and directors beneficially own only approximately 1% of our common stock. However, as referenced above, three members of our executive management team, Messrs. Charles A. Ross, Jr., Corey Lambrecht and Doug E. Grau own 123,412 shares of the Series A Preferred Stock to, which have superior voting rights of 1,000 to 1 over shares of our common stock, resulting in over 93% of the current available stockholder votes. In addition, these shares are able to be converted into shares of common stock at a rate of 1 share of Series A Preferred Stock into 500 shares of common stock over a vesting period under certain circumstances.

Accordingly, these stockholders, who are members of management may, as a practical matter, continue to be able to control the election of a majority of our directors and the determination of all corporate actions after these offerings and any future offerings. This concentration of ownership could delay or prevent a change in control of us.

Our board of directors has the authority, without stockholder approval, to issue additional series of preferred stock with terms that may not be beneficial to Common Stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Second Amended and Restated Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our common stock may be affected by limited trading volume and our share price may be volatile, which could adversely impact the value of our common stock.

There can be no assurance that an active trading market in our common stock can be maintained. Our common stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our common stock without regard to our operating performance and the market price of our common stock may drop below the price paid by investors. In addition, we believe that factors such as our operating results, quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

Short sellers of our common stock may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks.

The publication of any such commentary regarding us by a short seller may bring about a temporary, or possibly long term, decline in the market price of our common stock. No assurances can be made that we will not become a target of such commentary and declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise.

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We may not be able to maintain a listing of our common stock on the Nasdaq Capital Market.

We must meet certain financial and liquidity criteria to maintain the listing of our common stock on the Nasdaq. If we violate the Nasdaq’s listing requirements or fail to meet its listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

On February 28, 2024 the Company received a written notice from Nasdaq stating that because the Company has not yet held an annual meeting of shareholders within 12 months of the end of the Company’s 2022 fiscal year end, it no longer complies with Nasdaq Listing Rule 5620(a) for continued listing on The Nasdaq Capital Market. The Company had until April 15, 2024, which was 45 days from the date of the notice, to submit a plan to regain compliance and, if Nasdaq accepted the plan, it may grant an exception of up to 180 calendar days from the fiscal year end, or until June 28, 2024, to regain compliance. The Company held its annual meeting of stockholders on June 27, 2024, thereby regaining compliance with the Nasdaq annual meeting requirement.

As previously disclosed, on April 23, 2024, the Company received notice from Nasdaq indicating that, while the Company had not regained compliance with the Bid Price Requirement, Nasdaq had determined that the Company was eligible for an additional 180-day period, or until October 21, 2024, to regain compliance. On October 2, 2024, the Company effectuated a 1-for-9 reverse stock split, which resulted in its stock price increasing above the Bid Price Requirement. On October 16, 2024, the Company received a written notification from Nasdaq indicating that, as of October 15, 2024, the Company had regained compliance with the Bid Price Requirement.

On November 22, 2024, the Company received a notice from Nasdaq indicating that, as a result of not having timely filed the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, the Company is not in compliance with Nasdaq Listing Rules which require timely filing of periodic reports with the SEC. Pursuant to the Nasdaq Listing Rules, the Company has until January 21, 2025 to submit a plan to regain compliance. If the plan is accepted, an extension may be granted of up to 180 calendar days from the due date of the Initial Delinquent Filing, or May 19, 2025, to regain compliance. The Company submitted a compliance plan on January 20, 2025 and filed its Form 10-Q for the period ended September 30, 2024 on February 7, 2025. On February 10, 2025, the Company received a written notification from the Staff indicating that the Company had regained compliance with the periodic filing requirement under Nasdaq Listing Rules

On February 19, 2025, the Company received a notification letter Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) because the stockholders’ equity of the Company as of September 30, 2024, as reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 7, 2025, was below the minimum requirement of $2,500,000 (the “Stockholders’ Equity Requirement”). The Notification Letter has no immediate effect on the Company’s continued listing on the Nasdaq Capital Market, subject to the Company’s compliance with the other continued listing requirements. Pursuant to Nasdaq’s Listing Rules, the Company had 45 calendar days (until April 7, 2025), to submit a plan to evidence compliance with the Rule (a “Compliance Plan”).

The Company submitted the Compliance Plan on April 7, 2025. On June 11, 2025, the Company received a letter from Nasdaq accepting the Compliance Plan and granting an extension through August 18, 2025 to evidence compliance with the Rule. On August 20, 2025, the Company received written notice from the Listing Qualifications Staff of Nasdaq that the Company has not regained compliance with the Stockholders’ Equity Requirement by August 18, 2025. As a result, unless the Company requests an appeal to a hearings panel (the “Panel”) by August 27, 2025, the Company’s securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on August 29, 2025. The Company submitted an appeal to Nasdaq on August 27, 2025, which stayed the delisting and suspension of the Company’s securities pending the decision of the Panel. A hearing was held on September 30, 2025. On October 20, 2025, the Company received a decision letter from the Panel granting the Company’s request to continue its listing on Nasdaq, subject to the condition that, on or before November 15, 2025, the Company shall demonstrate compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”). In its written notice, the Panel stated on or before November 15, 2025, the Company shall demonstrate compliance with the Equity Rule by filing a timely public disclosure describing the transactions undertaken by the Company to achieve compliance and demonstrate long-term compliance with the Equity Rule, and by providing an indication of its equity following those transactions. The Company may do so by including in the public filing a balance sheet not older than 60 days with pro forma adjustments for any significant transactions or events occurring on or before the report date. On November 10, 2025, the Company filed its Form 10-Q for the third quarter ended September 30, 2025, wherein the Company reported total stockholders’ equity of $3,378,257. This level exceeds the Nasdaq continued listing equity standard of at least $2.5 million under the Equity Rule. The Company is awaiting final confirmation from Nasdaq of compliance with the Equity Rule as a result of the third quarter 10-Q filing.

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There can be no assurance as to whether the Company will remain compliant with the Nasdaq Listing Rules. A delisting of our Common Stock from Nasdaq (whether or not our Common Stock is subsequently listed on any of the marketplaces of the OTC Markets Group (the “OTC Markets”) thereafter) could have significant adverse impacts on our business, financial condition, results of operations and cash flows by, among other things: reducing the liquidity, public float and market price of our Common Stock; reducing the number of investors, including institutional investors, willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity; decreasing the amount of news and analyst coverage relating to us; limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; and impacting our reputation and, as a consequence, our ability to attract new business. In addition, the delisting of our Common Stock from Nasdaq could constitute a breach of many of our existing material arrangements (whether or not our Common Stock is subsequently listed on any of the OTC Markets), including the terms of our credit facilities and the terms of our various debt instruments. If a delisting of our Common Stock were to cause us to violate our obligations under our credit facilities or debt instruments, such occurrence could trigger an event of default, which could have significant adverse impacts on our business, financial condition, results of operations, and cash flows.

If our Common Stock were to be delisted from Nasdaq, we intend to take action to apply for listing the Company’s Common Stock on one of the OTC Markets. However, we understand that to be eligible for quotation on certain of the OTC Markets, issuers must remain current in their filings with the SEC. In addition, even if our Common Stock is listed on the OTC Markets, the OTC Markets are generally regarded as a less efficient trading market than Nasdaq, and being listed on the OTC Markets may not resolve any breaches that may arise under our existing material arrangements, and thus many of the same risks described above would still apply.

Substantial future sales of the Common Stock could cause the market price of the Common Stock to decline.

The market price of the Common Stock could decline as a result of the substantial sales of the Common Stock by the Selling Stockholders.

We are subject to covenants under our debt or other financing agreements, including the Purchase Agreement, and we may inadvertently breach such covenants, which may result in the issuance of additional shares of Common Stock and default under the terms of the agreements or other penalties.

We have entered into several debt and other financing agreements that contain covenants surrounding our compliance with terms of the agreements. In April 2025, we entered into the Purchase Agreement with several investors named therein for the sale of shares of Common Stock and Warrants to purchase shares of Common Stock. The shares of Common Stock and the shares underlying the Warrants are being registered pursuant to the registration statement of which this prospectus forms a part. Under the Purchase Agreement, we agreed, among other things, not to issue any additional equity or equity-linked securities, subject to limited exclusions, until the expiration of 30 days after the effectiveness of this registration statement. Due to this restriction, we have continued to finance our operations through debt instruments, some of which may be convertible into shares of Common Stock or preferred stock upon default or passage of time.

While we do not believe these instruments are in violation of the covenants in the Purchase Agreement, certain investors have inquired as to whether such instruments may constitute a breach of the Purchase Agreement. As of the date of the registration statement of which this prospectus forms a part, no definitive determination has been made. However, if it is ultimately determined that a breach has occurred, we may be required to issue additional shares of Common Stock or other securities to the investors, or suffer additional damages under the terms of the Purchase Agreement.

In addition, we are party to other financing agreements, that contain substantive covenants, the breach of which could result in defaults, the imposition of financial penalties, or the issuance of additional securities. Any actual or alleged breach of these covenants may have a material adverse effect on us and our operations. Additionally, any issuance of additional securities as a result of a breach of the covenants will result in dilution to our existing stockholders.

Risks Related to This Offering

You will experience immediate and substantial dilution.

Since the price per share of the Common Stock being offered is substantially higher than the net tangible book value per share of the Common Stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The exercise of our outstanding stock options and warrants could result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Our stockholders may be subject to dilution resulting from future offerings of common stock by us.

We may raise additional funds in the future by issuing common stock or equity-linked securities. Holders of our securities have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is to be effected and the other terms of any future issuance of capital stock. In addition, additional common stock will be issued by us in connection with the exercise of options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities.

There are risks, including stock market volatility, inherent in owning the Common Stock.

The market price and volume of the Common Stock have been, and may continue to be, subject to significant fluctuations. These fluctuations may arise from general stock market conditions, the impact of risk factors described herein on our results of operations and financial position, or a change in opinion in the market regarding our business prospects, financial performance and other factors.

The Selling Stockholders may sell their shares of Common Stock in the open market, which may cause our stock price to decline.

The Selling Stockholders may sell their shares of Common Stock being registered in this offering in the public market. That means that up to 15,119,681 shares of Common Stock, the number of shares being registered in this offering for sale by the Selling Stockholders, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sale of our common stock by the Selling Stockholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders. We would, however, receive proceeds if the Prefunded Warrants are exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $1,687,500.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

If you invest in this offering, you will experience immediate and substantial dilution to the extent of the difference between the offering price per share paid in this offering and the adjusted net tangible book value per share of the Common Stock as of September 30, 2025, as adjusted to give effect to this offering.

Our net tangible book value per share of common stock is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. The historical net tangible book value of the Common Stock as of September 30, 2025 was approximately $3.3 million, or $6.22 per share, based on 528,937 shares of Common Stock outstanding at September 30, 2025.

After giving effect to the resale of 15,119,681 shares of the Common Stock in this offering consisting of (i) 2,679,000 Shares of Common Stock underlying Series D Convertible Preferred Stock previously issued, (ii) 1,000,000 Shares of Common Stock underlying Series D Convertible Preferred Stock issued for the acquisition of membership interests from a third-party limited liability company, (iii) 10,290,681 shares of Common Stock underlying Series D Convertible Preferred Stock issuable upon conversion of outstanding promissory notes; (iv) 1,125,000 Shares of Common Stock issuable upon exercise of a warrant (the “Warrants”) issued upon conversion and settlement of a previously outstanding note; and (v) 25,000 shares of common stock currently issued and outstanding, and after deducting estimated offering expenses payable by us and estimated underwriting discounts and commissions, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately $4.4 million, or $0.88 per share of common stock. This represents an immediate decrease in net tangible book value of $(5.34) per share to existing stockholders and immediate dilution of $0.20 per share to investors purchasing securities in this offering at the assumed offering price. The final combined public offering price will be determined between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the final combined public offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$1.08
Net tangible book value per share as of June 30, 2025	$6.22
Decrease in pro forma net tangible book value per share of common stock attributable to pro forma adjustments	$(5.34)
Pro forma net tangible book value per share	$0.88
Pro forma as adjusted net tangible book value per share of common stock attributable to this offering	$-
Pro forma as adjusted net tangible book value per share of common stock after this offering		$0.88
Dilution per share of common stock to new investors		$0.20

The above assumed offering price per share is calculated based on the total proceeds received of $15.9 million divided by the amount of common shares and common shares underlying warrants issued totaling 15,119,681 shares of common stock.

Each $0.10 increase (decrease) in the assumed public offering price of $1.08 per share of common stock would increase (decrease) the as adjusted net tangible book value by $0.07 per share of common stock and the dilution to new investors by $0.07 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above discussion and table do not take into account further dilution to investors purchasing our securities in this offering that could occur upon the exercise of outstanding options and warrants, or the conversion of convertible securities, having a per share exercise or conversion price less than the public offering price per share in this offering. To the extent that outstanding options or warrants or other shares are issued, investors purchasing our securities in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of the Common Stock, including through the sale of securities convertible into or exchangeable or exercisable for Common Stock, the issuance of these securities could result in further dilution to our stockholders, including investors purchasing our securities in this offering.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of November 17, 2025 or exercisable within the next 60 days thereafter, by: (i) our directors; (ii) our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them.

As noted in footnotes 3 to 5 below, Messrs. Charles A. Ross, Jr., Doug E. Grau and Corey Lambrecht own over 95% of the available stockholder votes, however, we do not intend to rely on the exemptions to corporate governance requirements as a controlled company.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Common Stock Outstanding(2)	Voting With Preferred		Percentage of Common Stock Outstanding(2)
Officers and Directors
Charles A. Ross, Jr., Chief Executive Officer, Chairman, principal executive officer, secretary, treasurer(3)	9,606,303	60.71%	48,212,303	(6)	37.48%

Doug E. Grau, former President, former principal accounting officer(4)	10,000,100	61.66%	50,000,100	(7)	38.87%

Corey Lambrecht, Chief Operating Officer, President and director(5)	9,100,102	59.14%	24,200,102	(8)	18.81%

Darin Fielding, Interim principal accounting officer	-	*	-		*

Michael Dean Smith, director	100	*	100		*

C. Stephen Cochennet, director	100	*	100		*

Larry Sinks, director	-	*	-		*

Directors and executive officers as a group (7 Persons)	28,606,905	82.15%	122,412,505		95.17%

* Less than 1.00%

(1)	Unless otherwise noted above, the address of the persons and entities listed in the table is c/o American Rebel Holdings, Inc., 5115 Maryland Way, Ste. 303, Brentwood, Tennessee 37027.

(2)	Percentage is based upon 6,217,269 shares of Common Stock authorized and outstanding and adjusted as needed for derivative securities held by such stockholders. Figures are rounded to the nearest hundredth of a percent.

(3)	Includes 19,212 shares of Series A Preferred Stock, which is currently convertible into 9,212,000 shares of Common Stock at the option of the holder. Does not include an additional 30,000 shares of Series A Preferred stock, which are convertible, equally every year starting on January 1, 2026 and for two additional years, into shares of Common Stock at a rate of 500 to 1. Further, each share of Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred stock on all matters presented to the stockholders of the Company for a vote.

(4)	Includes 20,000 shares of Series A Preferred Stock, which is currently convertible into 10,000,000 shares of Common Stock at the option of the holder. Does not include an additional 30,000 shares of Series A Preferred stock, which are convertible, equally every year starting on January 1, 2026 and for two additional years, into shares of Common Stock at a rate of 500 to 1. Further, each share of Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred stock on all matters presented to the stockholders of the Company for a vote.

(5)	Includes 18,000 shares of Series A Preferred Stock, which is currently convertible into 18,000,000 shares of Common Stock at the option of the holder. Does not include an additional 6,250 shares of Series A Preferred stock, which are convertible, commencing on January 1, 2026, into shares of Common Stock at a rate of 500 to 1. Further, each share of Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred stock on all matters presented to the stockholders of the Company for a vote.

(6)	Includes 49,212 shares of Seres A Preferred Stock that votes 1,000:1.

(7)	Includes 50,000 shares of Seres A Preferred Stock that votes 1,000:1.

(8)	Includes 24,200 shares of Seres A Preferred Stock that votes 1,000:1.

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SELLING STOCKHOLDERS

We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer these shares for resale from time to time.

This prospectus relates to the offering and resale by of up to 15,119,681 shares (the “Shares”) of common stock, $0.001 par value (“Common Stock”) of American Rebel Holdings, Inc. (the “Company”) by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under “Selling Stockholders”, consisting of (i) 2,679,000 Shares of Common Stock underlying Series D Convertible Preferred Stock previously issued, (ii) 1,000,000 Shares of Common Stock underlying Series D Convertible Preferred Stock issued for the acquisition of membership interests from a third-party limited liability company, (iii) 10,290,681 shares of Common Stock underlying Series D Convertible Preferred Stock issuable upon conversion of outstanding one-year promissory note; (iv) 1,125,000 Shares of Common Stock issuable upon exercise of a warrant (the “Warrants”) issued upon conversion and settlement of a previously outstanding note; and (v) 25,000 shares of common stock currently issued and outstanding.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of Common Stock, as of the date hereof. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)
218 LLC (2)	9,762,000	(3)	9,762,000	0
Streeterville Capital, LLC (4)	3,147,681	(5)	3,147,681	0
Carter Terry & Company Inc. (6)	60,000	(7)	60,000	0
DeMint Law, PLLC (8)	109,500	(9)	100,000	9,500
RAEK Data, LLC (10)	1,000,000	(11)	1,000,000	0
Coventry Enterprises, LLC (12)	200,000	(13)	200,000	0
Harvey Michael Burstein	150,000	(14)	15,000	0
Horberg Enterprises, LP (15)	500,000	(16)	500,000	0
James Dever	20,000	(17)	20,000	0
Ian E. Lippy	20,000	(17)	20,000	0
Kristopher C. Kessler	40,000	(18)	40,000	0
Kristan K. Jones and James L. Clarren JTWROS	40,000	(18)	40,000	0
Richard Colby McFadden	15,000	(19)	15,000	0
AJ Automotive (20)	40,000	(21)	40,000	0
FMW Media Works LLC (22)	25,000	(23)	25,000	0
Total	15,129,181		15,119,681	0

(1)	This column assumes full conversion of the shares of Series D Convertible Preferred Stock currently held, full exercise of the Warrants owned by the Selling Stockholders for shares of common stock offered hereby, issuance of shares of common stock underlying the Series D Convertible Preferred Stock and promissory notes and the subsequent sale of all such shares of common stock.

(2)	Gary Bowie holds voting and dispositive power over the securities reported herein that are held by 218 LLC. Mr. Bowie disclaims beneficial ownership of the securities reported herein that are held by 218 LLC except to the extent of his pecuniary interest therein. The address of 218 LLC is C/o Rosemary Calcese, 1811 Memorial Circle, Clarksville, TN 37043. 218 LLC may not convert the Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after exercise of the Series D Convertible Preferred Stock, whether currently owned or acquired through conversion of the secured convertible term note.

(3)	Includes 1,494,000 shares of common stock issuable upon conversion of 298,800 shares of Series D Convertible Preferred Stock currently held by 218 and up to 8,268,000 shares of common stock reserved for the potential conversion of a secured convertible term note dated September 15, 2025 into shares of Series D Convertible Preferred Stock.

(4)	John Fife holds voting and dispositive power over the securities reported herein that are held by Streeterville Capital, LLC. Mr. Fife disclaims beneficial ownership of the securities reported herein that are held by Streeterville Capital, LLC except to the extent of his pecuniary interest therein. The address of Streeterville Capital, LLC is 297 Auto Mall Drive, Suite #4, St. George, UT 84770. Streeterville Capital, LLC may not exercise any Warrants currently held by it or convert the exchange note issued to it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after exercise of the Warrants or conversion of the Series D Convertible Preferred Stock into Common Stock pursuant to the terms of the exchange note.

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(5)	Includes 1,125,000 shares of common stock issuable upon conversion of the Warrants into shares of Series D Convertible Preferred Stock and up to 2,022,681 shares of common stock, which are issuable upon the conversion of Series D Convertible Preferred Stock underlying the conversion of the exchange note dated September 10, 2025.

(6)	Timothy J. Terry holds voting and dispositive power over the securities reported herein that are held by Carter Terry & Company, Inc. Mr. Terry disclaims beneficial ownership of the securities reported herein that are held by Carter Terry & Company, Inc. except to the extent of her pecuniary interest therein. The address of Carter Terry & Company, Inc. is 3060 Peachtree Road, Ste 1200, Atlanta, GA 30305. Carter Terry & Company, Inc. may not convert any shares of Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after conversion of the Series D Convertible Preferred Stock.

(7)	Includes 60,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock issued pursuant to a Fee Settlement Agreement dated September 16, 2025

(8)	Anthony DeMint holds voting and dispositive power over the securities reported herein that are held by DeMint Law, PLLC. Mr. DeMint disclaims beneficial ownership of the securities reported herein that are held by DeMint Law, PLLC except to the extent of his pecuniary interest therein. The address of DeMint Law, PLLC is 3753 Howard Hughes Parkway, Second Floor Suite 314, Las Vegas, NV 89169. DeMint Law, PLLC may not convert any shares of Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after conversion of the Series D Convertible Preferred Stock.

(9)	Includes up to 100,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock issued pursuant to a Fee Conversion Agreement dated September 30, 2025.

(10)	Cory Crapes holds voting and dispositive power over the securities reported herein that are held by RAEK Data, LLC. Mr. Crapes disclaims beneficial ownership of the securities reported herein that are held by RAEK Data, LLC., except to the extent of his pecuniary interest therein. The address of RAEK Data, LLC. is 21950 E. Country Vista Drive, Unit 400, Liberty Lake, WA 99019. RAEK Data, LLC. may not convert any shares of Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after the conversion of the Series D Convertible Preferred Stock.

(11)	Includes up to 1,000,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock issued pursuant to a Minority Membership Interest Purchase Agreement dated September 30, 2025.

(12)	Jack Bodenstein holds voting and dispositive power over the securities reported herein that are held by Coventry Enterprises, LLC. Mr. Bodenstein disclaims beneficial ownership of the securities reported herein that are held by Coventry Enterprises, LLC except to the extent of his pecuniary interest therein. The address of Coventry Enterprises, LLC is 80 SW 8th Street, #2000, Miami, FL 33130. Coventry Enterprises, LLC. may not convert any shares of Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after the conversion of the Series D Convertible Preferred Stock.

(13)	Includes up to 200,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on September 30, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(14)	Includes up to 150,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on September 30, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(15)	Howard Horberg holds voting and dispositive power over the securities reported herein that are held by Horberg Enterprises, LP. Mr. Horberg disclaims beneficial ownership of the securities reported herein that are held by Horberg Enterprises, LP except to the extent of his pecuniary interest therein. The address of Horberg Enterprises, LP is 915 McCormick Drive, Lake Forest, IL 600456. Horberg Enterprises, LP may not convert the OID note currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after conversion of the OID note..

(16)	Includes up to 500,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock issued pursuant to a Securities Purchase Agreement dated September 30, 2025.

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(17)	Includes up to 20,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on October 2, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(18)	Includes up to 40,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on October 2, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(19)	Includes up to 15,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on September 30, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(20)	Joseph Mangiapane, Jr. holds voting and dispositive power over the securities reported herein that are held by AJ Automotive Group Inc. Mr. Mangiapane disclaims beneficial ownership of the securities reported herein that are held by AJ Automotive Group Inc. except to the extent of his pecuniary interest therein. The address of AJ Automotive Group Inc. is 32592 Valle Road, Ste C, San Juan Capistrano, CA 92675. AJ Automotive Group Inc.6 may not convert any shares of Series D Convertible Preferred Stock currently held by it to the extent that it, together with its affiliates, would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after the conversion of the Series D Convertible Preferred Stock.

(21)	Includes up to 40,000 shares of common stock underlying the conversion of Series D Convertible Preferred Stock subscribed for on October 2, 2025 and purchased directly from the Company pursuant to a private placement subscription agreement.

(22)	Vincent Caruso holds voting and dispositive power over the securities reported herein that are held by FMW Media Works LLC. Mr. Caruso disclaims beneficial ownership of the securities reported herein that are held by FMW Media Works LLC except to the extent of his pecuniary interest therein. The address of FMW Media Works LLC is 1309 Coffeen Avenue, Suite 2279, Sheridan, WY 82801.

(23)	Includes 25,000 shares of common stock currently held, which were issued pursuant to a consulting services agreement dated August 29, 2025.

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DESCRIPTION OF CAPITAL STOCK

General

Except as otherwise indicated by the context, references in this exhibit to “Company,” “American Rebel Holdings,” “American Rebel,” “we,” “us” and “our” are references to American Rebel Holdings, Inc. and its wholly-owned operating subsidiaries, American Rebel, Inc., American Rebel Beverages, LLC, Champion Safe Company, Inc., Superior Safe, LLC, Safe Guard Security Products, LLC, and Champion Safe De Mexico, S.A. de C.V. Inc.

As of November 17, 2025, we had two classes of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.001 per share (“Common Stock”), and a registered class of warrants, each to purchase one share of common stock (the “IPO Warrants” or “Common Stock Purchase Warrants”).

The shares of Common Stock and IPO Warrants are listed on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively, and began trading on February 7, 2022.

This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Articles of Incorporation, and our Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. You should refer to our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 600,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, among which 150,000 shares are designated as Series A Preferred Stock, 250,000 shares are designated as Series B Convertible Preferred Stock, 3,100,000 shares are designated as Series C Redeemable Convertible Preferred Stock, 500,000 shares are designated as Series D Convertible Preferred Stock and 10,000 shares are designated as Series E Preferred Stock.

Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

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As of November 17, 2025, the issued and outstanding shares of Common Stock was 6,217,269.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock (the “Existing Series A Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them.

Dividend Rights

Holders of shares of the Existing Series A Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series A Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis. Each Existing Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Existing Series A Preferred stock.

Conversion Rights

Each holder of the Series A Preferred Stock is entitled to convert any portion of the outstanding shares of Series A Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock. Each share of the Series A Preferred Stock is convertible into our Common Stock at the conversion rate of 1 share of Series A Preferred Stock to 500 shares of Common Stock, subject to vesting requirements and adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock. Should the Company issue a redemption notice the conversion shall occur on or prior to the fifth (5th) day prior to the redemption date, as may have been fixed in any redemption notice with respect to the Existing Series B Preferred Stock shares, at the office of the Company or any transfer agent for such stock.

As of November 17, 2025, the issued and outstanding shares of Series A Preferred Stock was 123,412.

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Series B Preferred Stock

No Maturity, Sinking Fund or Pre-Determined Mandatory Redemption

The Series B (the “Existing Series B Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or pre-determined mandatory redemption. Shares of the Existing Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

Holders of shares of the Existing Series B Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series B Preferred Stock shall not have any voting rights, except in the case of voting on a change in the preferences of the Existing Series B Preferred Stock shares.

Conversion Rights

Each holder of the Existing Series B Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Series B Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Series B Preferred Stock is convertible into our Common Stock at the conversion rate of 1 share of Existing Series B Preferred Stock to 31.25 shares of Common Stock, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock. Should the Company issue a redemption notice the conversion shall occur on or prior to the fifth (5th) day prior to the redemption date, as may have been fixed in any redemption notice with respect to the Existing Series B Preferred Stock shares, at the office of the Company or any transfer agent for such stock.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Series B Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

As of November 17, 2025, the issued and outstanding shares of Series B Preferred Stock was 3.

Series C Preferred Stock

On November 3, 2023, we filed a certificate of designation with the Nevada Secretary of State to establish our Series C Preferred Stock. We designated a total of 3,100,000 shares of Preferred Stock as “Series C Cumulative Redeemable Preferred Stock.” Our Series C Preferred Stock has following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series C Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, junior to our Series A Preferred Stock and senior to our Common Stock and Series B Preferred Stock. The terms of the Series C Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series C Preferred Stock has an initial stated value of $7.50, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series C Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series C Preferred Stock are cumulative and payable quarterly in arrears to all holders of record on the applicable record date. Holders of our Series C Preferred Stock are entitled to receive cumulative quarterly dividends at a per annum rate of 8.53% of the stated value (or $0.16 per share per quarter based on the liquidation preference per share); provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.225 per quarter, which is equivalent to the annual rate of 12% of the $7.50 liquidation preference per share. In our sole discretion, dividends may be paid in cash or in kind in the form of Common Stock equal to the closing price of Common Stock on the last day of the quarter. Dividends on each share begin accruing on, and are cumulative from, the date of issuance and regardless of whether our Board declares and pays such dividends. Dividends on shares of our Series C Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

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Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series C Preferred Stock are entitled to receive, before any payment or distribution is made to the holders of our Common Stock or Series B Preferred Stock and on a junior basis with holders of our Series A Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon (whether or not declared).

Company Call Option. We may redeem the shares of Series C Preferred Stock, in whole or in part at any time after the fifth anniversary of the initial closing of this Offering and continuing indefinitely thereafter, at our option, for cash, at $11.25 per share of Series C Preferred Stock, plus any accrued and unpaid dividends.

Stockholder Put Option. Once per calendar quarter beginning any time after the fifth-year anniversary of date of issuance, a Holder of record of shares of Series C Preferred Stock may elect to cause us to redeem all or any portion of their shares of Series C Preferred Stock for an amount equal to $11.25 per share plus any accrued and unpaid dividends, which amount may be settled by delivery of cash or shares of Common Stock, at the option of the holder. If the holder elects settlement in shares of Common Stock, we will deliver such number of shares of Common Stock equal to $11.25 per share of Series C Preferred Stock to be redeemed plus any accrued and unpaid dividends corresponding to the redeemed shares, divided by $2.25 per share (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Company’s capitalization occurring after the date of this Certificate), with any fraction rounded up to the next whole share of Common Stock. A holder making such election shall provide written notice thereof to us specifying the name and address of the holder, the number of shares to be redeemed and whether settlement shall be in cash or shares of Common Stock. We shall redeem the specified shares of Series C Preferred Stock for shares of Common Stock no later than ten (10) days, or for cash no later than 365 days, following receipt of such notice.

Restrictions on Redemption and Repurchase. We are not be obligated to redeem or repurchase shares of Series C Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series C Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. Redemptions will be limited to five percent (5%) of the total outstanding Shares per quarter. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

Voting Rights. The Series C Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). We may not authorize or issue any class or series of equity securities ranking senior to the Series C Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series C Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of Series C Preferred Stock, voting together as a class.

Further Issuances. We will not be required to redeem shares of our Series C Preferred Stock at any time except as otherwise described above under the captions “Company Call Option” and “Stockholder Put Option.” Accordingly, the shares of our Series C Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series C Preferred Stock exercises their put right. The shares of Series C Preferred Stock will not be subject to any sinking fund.

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Conversion at Option of Holder. Each share of Series C Preferred Stock shall be convertible into shares of Common Stock at a price per share of $1.50 (1 share of Series C Preferred Stock converts into 5 shares of Common Stock), at the option of the holder thereof, at any time following the issuance date of such share of Series C Preferred Stock and on or prior to the fifth (5th) day prior to a redemption date, if any, as may have been fixed in any redemption notice with respect to the shares of Series C Preferred Stock, at our office or any transfer agent for such stock. The conversion price ($1.50) shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

Forced Conversion – If the closing price of the Company’s Common Stock during any ten consecutive trading day period has been at or above $2.25 per share (as adjusted for stock splits, stock dividends recapitalizations and similar events), then the Company shall have the right to require the holder of the Series C Preferred Stock to convert all, or any portion of, the shares of Series C Preferred Stock held by such holder for shares of Common Stock. If the Company elects to cause a forced conversion of the shares of Series C Preferred Stock then it must simultaneously take the same action with respect to all of the other shares of Series C Preferred Stock then outstanding on a pro rata basis.

Registration of Underlying Shares of Common Stock. In our Regulation A offering we are registering with the Commission up to 13,333,330 shares of Common Stock underlying the Series C Preferred Stock.

As of November 17, 2025, the were no issued and outstanding shares of Series C Preferred Stock.

Series D Preferred Stock

On May 10, 2024, the Company’s board of directors approved the designation of a new Series D Convertible Preferred Stock (the “Series D Designation”). The rights, preferences, restrictions and other matters relating to the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) are described in greater detail below.

The Series D Designation was filed by the Company with the Secretary of State of Nevada on May 10, 2024 and amended on September 24, 2025, and designated 3,000,000 shares of Series D Preferred Stock, $0.001 par value per share. The Series D Preferred Stock has the following rights:

Stated Value. Each share of Series D Preferred Stock has an initial stated value of $7.50, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series D Preferred Stock.

Conversion at Option of Holder. Each share of Series D Preferred Stock shall be convertible into shares of Common Stock at a fixed price per share of $1.50 (1 share of Series C Preferred Stock converts into 5 shares of Common Stock), at the option of the holder thereof, at any time following the issuance date of such share of Series D Preferred Stock at the Registrant’s office or any transfer agent for such stock. The conversion price ($1.50) shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

Forced Conversion – If the closing price of the Registrant’s Common Stock during any ten consecutive trading day period has been at or above $2.25 per share (as adjusted for stock splits, stock dividends recapitalizations and similar events), then the Registrant shall have the right to require the holder of the Series D Preferred Stock to convert all, or any portion of, the shares of Series D Preferred Stock held by such holder for shares of Common Stock. If the Registrant elects to cause a forced conversion of the shares of Series D Preferred Stock then it must simultaneously take the same action with respect to all of the other shares of Series D Preferred Stock then outstanding on a pro rata basis.

Voting Rights. The Series D Preferred Stock has no voting rights relative to matters submitted to a vote of the Registrant’s stockholders (other than as required by law). The Registrant may not amend its articles of incorporation or the Series D Designation (whether by merger, consolidation, or otherwise) to materially and adversely change the rights, preferences or voting power of the Series D Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of the Registrant’s outstanding shares of Series D Preferred Stock, voting together as a class.

As of November 17, 2025, the issued and outstanding shares of Series D Preferred Stock was 798,471.

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Series E Preferred Stock

On August 22, 2025, the Company’s board of directors approved the designation of a new Series E Preferred Stock (the “Series E Designation”). The rights, preferences, restrictions and other matters relating to the Series E Preferred Stock (the “Series E Preferred Stock”) are described in greater detail below.

The Series E Designation was filed by the Company with the Secretary of State of Nevada on August 22, 2025 and designated 10,000 shares of Series E Preferred Stock, $0.001 par value per share. Each share of Series E Preferred Stock shall have an initial stated value of $1,000.00. The Series E Preferred Stock has the following rights:

Ranking. Except to the extent that the holders of at least a majority of the outstanding Series E Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Company shall be junior in rank to all Series E Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be qualified by the rights, powers, preferences and privileges of the Series E Preferred Stock. Without limiting any other provision of the Certificate of Designations, without the prior express consent of the Required Holders, voting separately as a single class, and with each share of Series E Preferred Stock having one vote on such matter, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Company with or into another corporation wherein the Company is the surviving entity, the shares of Series E Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Preferred Return.

(a) Each share of Series E Preferred Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded daily to the extent not paid as set forth herein, and to be determined pro rata for any fractional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series E Preferred Stock from the date of its issuance, and shall be payable or otherwise settled as set forth herein.

(b) The Preferred Return shall be payable on a quarterly basis, within five Business Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series E Holder of an additional number of shares of Series E Preferred Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series E Preferred Stock to be determined in the discretion of the Company.

(c) In the event that the Company elects to pay any Preferred Return via the issuance of shares of Series E Preferred Stock, no fractional shares of Series E Preferred Stock shall be issued, and the Company shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series E Preferred Stock.

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Preferential Payments to Holders of Series E Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), each share of Series E Preferred Stock shall be entitled to be shareholders before any payment shall be made to the holders of Common Stock or to the holder of any other class of preferred stock equal to by reason of their ownership thereof, an amount per share of Series E Preferred Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return (the “Series E Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Series E Preferred Liquidation Amount, the Series E Holders with respect to their shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series E Preferred Liquidation Amount, if there are any remaining assets of the Company available for distribution to its shareholders, the Series E Preferred Stock shall not participate in such distributions.

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(b) Deemed Liquidation Events. (i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event”: (1) a merger or consolidation in which the Company is a constituent party and in which the shareholders of the Company immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Company or any successor entity following such merger or consolidation; or (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(c) Effecting a Deemed Liquidation Event. The Company shall not have the power to effect a Deemed Liquidation Event referred to in Section 6(b)(i)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the Series E Preferred Stock shall be allocated in accordance with Section 6(a).

(d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series E Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities Series E Holders by the Company or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 6(b)(i)(1), if any portion of the consideration payable to the Series E Holders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement or other agreement related to such event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Series E Holders in accordance with Section 6(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series E Holders upon satisfaction of such contingencies shall be allocated among the Series E Holders in accordance with Section 6(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

No Conversions. The Series E Preferred Stock shall not be convertible into shares of common stock or into any other class or series of stock of the Company.

Company Optional Redemption.

(a) Subject to the terms and conditions herein, at any time the Company may elect, in the sole discretion of the Board, to redeem all or any portion of the Series E Preferred Stock then issued and outstanding from all of the Series E Holders (a “Company Optional Redemption”) by paying to the applicable Series E Holders an amount in cash equal to the Series E Preferred Liquidation Amount then applicable to such shares of Series E Preferred Stock being redeemed in the Company Optional Redemption (the “Redemption Price”).

(b) The Company shall provide written notice of any Company Optional Redemption to the applicable Series E Holder(s) within five (5) Business Days following the determination of the Board to consummate the applicable Company Optional Redemption, and thereafter such Company Optional Redemption shall be completed within five days following the delivery of such notice, and at such time the Company shall deliver to the applicable Series E Holder(s) the Redemption Price in valid funds. Each applicable Series E Holder agrees to execute and deliver to the Company such instruments and documents, and to take such actions, as reasonably required to consummate the Company Optional Redemption.

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Dividends and Distributions. The Series E Preferred Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Vote/Amendment.

(a) Other than as set forth in Section 10(b), the Series E Preferred Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b) The Company may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series E Holders holding a majority of the Series E Preferred Stock then issued and outstanding, in which vote each share of Series E Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series E Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Covenants. Until such time as no shares of Series E Stock remain outstanding, the Corporation will at all times comply with the following covenants:

(a) The Company will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b) The Company will cause the Common Stock to be listed or quoted for trading on any of NYSE, NYSE American or Nasdaq.

(c) After six (6) months from the Initial Issuance Date, the Company will not have the right to repay any outstanding indebtedness owed to any Series E Holder or its Affiliates.

(d) The Company will not increase the authorized shares of Common Stock or Preferred Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(e) The Company shall ensure that trading in the Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Company’s principal trading market.

(f) The Company will not make any Restricted Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g) The Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Company (a) from entering into a variable rate transaction with any Series E Holder or any Affiliate of any Series E Holder, or (b) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Company’s securities to any Series E Holder or any Affiliate of any Series E Holder without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(h) The Company will not pledge or grant a security interest in any of its or its subsidiaries’ assets without the Required Holders’ prior written consent, which consent may be granted the Required Holders’ sole and absolute discretion, other than those security interests in effect for the benefit of the Series E Holders.

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(i) The Company will not dispose of any its or its subsidiaries’ assets or operations that are material to the Company’s or its subsidiaries’ operations without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(j) Except in connection with satisfaction of a Nasdaq deficiency notice, the Company will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of the Common Stock or any class of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion.

(k) The Company will not create, authorize, or issue any class of Preferred Stock (including additional issuances of Series E Preferred Stock, other than as set forth herein) without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(l) The Company will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion.

Covenant Default.

(a) Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing: (i) The Company fails to fully comply with any covenant, obligation or agreement of the Company in this Certificate of Designations (other than payment or issuance defaults which are addressed in subparagraph (ii) below), and such failure, if reasonably possible of cure, is not cured within five (5) Business Days following notice to cure from the Required Holders; (ii) The Company fails to pay any amount due and payable to the Series E Holders pursuant to and as required by this Certificate of Designations, or fails to issue any additional shares of Series E Preferred Stock or Common Stock to the Series E Holders pursuant to and as required by this Certificate of Designations, and such failure, if reasonably possible of cure, is not cured within five (5) Business Days following notice of notice to cure from the Required Holders; (iii) The Company shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Company’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or (iv) a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. Following an Event of Default, the Stated Value will automatically increase to $1,100 and the Preferred Return will automatically increase to 15%. If an Event of Default has occurred (i) the Required Holders may, upon the determination of the Required Holders, by notice to the Company, force the Company to redeem all or any portion of the issued and outstanding shares of Series E Preferred Stock then held by the Series E Holders for a price equal to (1) the Stated Value (as increased pursuant to the foregoing sentence) of all such shares of Series E Preferred Stock; plus (2) any accrued and unpaid Preferred Return with respect to all such shares of Series E Preferred Stock, with such Preferred Return to be paid in cash and not via the issuance of additional shares of Series E Preferred Stock; plus (3) any and all other amounts due and payable to the Series E Holders pursuant to this Certificate of Designations; (ii) the Series E Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Series E Holders shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Company from issuing any of its Common Stock or Preferred Stock to any party unless the all shares of Series E Preferred Stock owned by the Series E Holders are redeemed in full simultaneously with such issuance.

(c) Expenses. In the event that any Series E Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Company shall immediately reimburse such Series E Holder the reasonable costs thereof.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of our common stock by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) and does not discuss all of the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes (or an investor therein); a person that received such common stock in connection with services provided, including upon the exercise of an option; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. corporation for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address the Medicare tax imposed on certain investment income or any state, local, foreign, gift, estate, or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

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Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “-Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as: (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. Although Nasdaq qualifies as an established securities market, there can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

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If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2022. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

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LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by DeMint Law, PLLC, Las Vegas, Nevada.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, voting trustee, director, officer, or employee.

DeMint Law, PLLC, counsel to the Company in connection with this registration statement, owns 20,000 shares of the Company’s Series D Convertible Preferred Stock, which is convertible into 100,000 shares of common stock, issued as partial payment for legal services rendered in connection with the registration of the common stock and other legal services to the Company. DeMint Law, PLLC also owns an additional 14,500 shares of the Company’s Series D Convertible Preferred Stock.

EXPERTS

The consolidated financial statements of American Rebel Holdings, Inc. (the Company) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of GBQ Partners LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC (File No. 001-41267):

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 9, 2025, as amended on April 30, 2025;

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 15, 2025;

●	Our Quarterly Report on Form 10-Q for the period ended June 30, 2025 filed with the SEC on August 13, 2025;

●	Our Quarterly Report on Form 10-Q for the period ended September 30, 2025 filed with the SEC on November 10, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 6, 2025, January 13, 2025, January 15, 2025, January 17, 2025, February 11, 2025, February 14, 2025, February 21, 2025, March 5, 2025, March 20, 2025, March 28, 2025, April 10, 2025, April 14, 2025, May 30, 2025, June 11, 2025, June 13, 2025, July 3, 2025, July 14, 2025, August 5, 2025, August 21, 2025, August 25, 2025, August 26, 2025, August 28, 2025, as amended, September 3, 2025, September 8, 2025, September 12, 2025, September 15, 2025, September 23, 2025, September 25, 2025, September 29, 2025, October 3, 2025, October 17, 2025 and October 21, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 4, 2022.

●	Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

American Rebel Holdings, Inc.

Attn: Investor Relations

5115 Maryland Way, Suite 303

Brentwood, Tennessee 37027

(833) 267-3235

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public at the Commission’s website at www.sec.gov and on our website at https://americanrebelholdings.com/investor-relations/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

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15,119,681 Shares of Common Stock

American Rebel Holdings, Inc.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

November 26, 2025